Exhibit 99.1

Alpha Pro Tech

 L T D.
ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2011

Record Building Supply Segment Sales of $6.4 Million
for the Three Months Ended June 30, 2011

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

•
For the quarter ended June 30, 2011, Building Supply segment sales increased by 30.7% to a record $6.4 million, compared to $4.9 million for the quarter ended June 30, 2010, and increased by 36.2% from $4.7 million for the quarter ended March 31, 2011.

•	Inventory decreased by $2.2 million, or 12.7%, to $15.1 million as of June 30, 2011 from $17.3 million as of December 31, 2010. Inventory decreased in all three sales segments.

Nogales, Arizona – August 3, 2011 Alpha Pro Tech, Ltd. (NYSE Amex: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six months ended June 30, 2011.

Consolidated sales for the second quarter decreased 8.4% to $10.3 million from $11.2 million in the comparable quarter of 2010.  Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2011 decreased by 40.7% to $2.9 million, compared to $4.8 million for the same period of 2010.  Building Supply segment sales for the three months ended June 30, 2011 increased by 30.7% to a record $6.4 million, compared to $4.9 million for the same period of 2010, and increased 36.2% sequentially from $4.7 million in the first quarter ended March 31, 2011.  The sales mix of the Building Supply segment for the three months ended June 30, 2011 was 69% for synthetic roof underlayment and 31% for housewrap.  This compared to 68% for synthetic roof underlayment and 32% for housewrap for the second quarter of 2010.  Infection Control segment sales for the three months ended June 30, 2011 decreased by 30.5% to $1.1 million, compared to $1.5 million for the same period of 2010. Mask sales were down by 38.7% to $670,000, and shield sales were up by 37.1% to $381,000.

Al Millar, President of Alpha Pro Tech, commented, “The decrease in Disposable Protective Apparel segment sales is partially due to a decline in sales of disposable apparel to our former exclusive private label distributor that began in the first quarter of 2010.  In that quarter, the distributor informed us that it had decided to launch a competing private label line of disposable protective apparel.  However, it was not until the second quarter of 2010 that we started to experience the significant impact of this change.  In addition, sales to our major international supply chain partner were also down in the second quarter of 2011, as compared to the same quarter of 2010, due to the significant demand last year to fill its inventory needs.  Although sales to this partner were down compared to the same quarter last year, sales in the second quarter of 2011 were higher than the average of the past three quarters, and, in addition, this partner’s same quarter sales to its end users were up 39%, demonstrating a strong demand for our products.”

Mr. Millar concluded, “Building Supply segment sales for the three months ended June 30, 2011 increased to a quarterly record of $6.4 million, and we surpassed our previous quarterly record of $5.3 million by over 20%. In the fourth quarter of 2010, we launched our new REX™ Wrap Fortis housewrap, our ICC-ES approved non-perforated breathable housewrap.  The non-perforated breathable housewrap market accounts for the majority of the total housewrap market, so this new product should increase our housewrap sales and market share.   The product has been slowly gaining momentum through the first half of the year, and we are increasing sales efforts, as initial customer response has been positive.  We expect our breathable housewrap to start contributing more significantly to the sales line commencing in 2012.  We remain optimistic about the future of the Building Supply segment as our distribution channel strategy continues to strengthen.”

Consolidated sales for the six months ended June 30, 2011 decreased 15.9% to $19.2 million from $22.9 million in the comparable period of 2010.  This decrease consisted of decreased sales in the Infection Control and Disposable Protective Apparel segments, offset primarily by increased sales in the Building Supply segment.

Sales for the Disposable Protective Apparel segment for the six months ended June 30, 2011 decreased 41.8% to $5.8 million, compared to $9.9 million for the same period of 2010, for the reasons mentioned above.  Building Supply segment sales for the six months ended June 30, 2011 increased by 15.8% to $11.1 million, compared to $9.6 million for the same period of 2010.  The sales mix of the Building Supply segment for the six months ended June 30, 2011 was 68% for synthetic roof underlayment and 32% for housewrap.  This compared to 69% for synthetic roof underlayment and 31% for housewrap for the six months ended June 30, 2010.  Infection Control segment sales for the six months ended June 30, 2011 decreased by 29.8% to $2.3 million, compared to $3.3 million for the same period of 2010.  Mask sales were down by 36.5% to $1.5 million, and shield sales were up by 7.0% to $732,000.  The overall mask sales decrease for the first six months of 2011 was primarily due to a decline in industrial mask sales as a result of our previous largest industrial distributor launching its own line of masks, as well as a decline in medical and, to a lesser extent, dental mask sales.

Gross profit for the three months ended June 30, 2011 decreased 8.3% to $3.9 million, or 37.7% gross profit margin, from $4.2 million, or 37.6 % gross profit margin, for the same period in 2010.  Gross profit for the six months ended June 30, 2011 decreased 22.4% to $7.1 million, or 37.2% gross profit margin, from $9.2 million, or 40.3% gross profit margin, for the same period in 2010.

Gross profit margin for the three and six months ended June 30, 2011 was negatively affected by the change in product mix in which Building Supply segment sales, which have lower margins, increased as a percentage of total sales and Infection Control segment sales, which have higher margins, decreased as a percentage of total sales.  Gross margin in the Disposable Protective Apparel segment was down as compared to the same period of 2010 due to competitive pricing pressures from our former largest distributor.

Selling, general and administrative expenses decreased by 6.3% to $3.3 million for the second quarter of 2011 from $3.5 million for the same quarter last year.  This was primarily due to a decrease in executive bonuses and commissions, professional fees and public company expenses, partially offset by increased Building Supply segment expenses and increased rent and utilities and other expenses.  As a percentage of net sales, selling, general and administrative expenses increased to 32.1% for the three months ended June 30, 2011 from 31.4% for the same period in 2010.

Selling, general and administrative expenses for the six months ended June 30, 2011 decreased by 8.5% to $6.7 million from $7.3 million for the same period last year.  The decrease was primarily due to the same reasons mentioned above. As a percentage of net sales, selling, general and administrative expenses increased to 34.7% for the six months ended June 30, 2011 from 32.0% for the same period in 2010.

Net income decreased 18.3% for the three months ended June 30, 2011 to $304,000, compared to $372,000 for the three months ended June 30, 2010.  Net income as a percentage of sales for the three months ended June 30, 2011 and 2010 was 3.0% and 3.3%, respectively.  Basic and diluted income per share for the three months ended June 30, 2011 and 2010 was $0.01 and $0.02, respectively.

Net income decreased 81.9% for the six months ended June 30, 2011 to $192,000, compared to $1.1 million for the six months ended June 30, 2010.  Net income as a percentage of sales for the six months ended June 30, 2011 and 2010 was 1.0% and 4.6%, respectively.  Basic and diluted income per share for the six months ended June 30, 2011 and 2010 was $0.01 and $0.05, respectively.

The Consolidated Balance Sheet remained strong with a current ratio of 29:1 as of June 30, 2011, compared to 39:1 as of December 31, 2010.  The Company completed the quarter with cash and cash equivalents of $6.4 million, up from $5.3 million as of December 31, 2010, and up from $2.8 million as March 31, 2011.  Working capital increased to $30.2 million, up from $29.8 million at December 31, 2010.

Lloyd Hoffman, Chief Financial Officer, commented, “The increase in cash and cash equivalents was primarily due to cash generated in operating activities of $1.1 million, and cash provided by investing activities of $123,000, partially offset by cash used in financing activities of $113,000.  Inventory decreased by $2.2 million, or 12.7%, to $15.1 million as of June 30, 2011 from $17.3 million as of December 31, 2010.  The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $1.5 million, or 22.1%, to $5.3 million as of June 30, 2011.  Inventory for the Infection Control segment decreased by $390,000, or 8.4%, to $4.2 million.  In addition, inventory for the Building Supply segment decreased by $316,000, or 5.3%, to $5.6 million as of June 30, 2011.  From a cash flow perspective, the inventory net change of $2.0 million is comprised of balance sheet inventory net change of $2.2 million, less the $181,000 of inventory sold on the sale of the pet bed and medical bed pad lines during the first quarter of 2011.”

Mr. Hoffman concluded, “As of June 30, 2011, we had approximately $2.7 million available for additional stock purchases under our repurchase program.  We repurchased 109,763 shares of common stock during the second quarter ended  June 30, 2011 and expect to continue repurchasing common stock for the foreseeable future.  As of June 30, 2011, we had repurchased a total of 6,303,563 shares of common stock at a cost of $7,787,000 through our repurchase program.  We retire all common stock upon repurchase.  Future repurchases are expected to be funded from cash on hand and cash flows from operations.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility.  It believes that cash generated from operations, current cash balances and the funds available under its credit facility will be sufficient to satisfy projected working capital and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects”, “anticipates”, “estimates”, “believes”, “predicts”, “intends”, “plans”, “potential”, “may”, “continue”, “should”, “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-tables follow-

Consolidated Balance Sheets (Unaudited)

	June 30, 2011	December 31, 2010 (1)

Assets
Current assets:
Cash and cash equivalents	$6,431,000	$5,316,000
Accounts receivable, net of allowance for doubtful accounts of $62,000 at June 30, 2011 and $77,000 at December 31, 2010	5,706,000	3,816,000
Inventories	15,120,000	17,318,000
Prepaid expenses and other current assets	3,559,000	3,719,000
Deferred income taxes	443,000	443,000
Total current assets	31,259,000	30,612,000

Property and equipment, net	3,832,000	4,162,000
Goodwill	55,000	55,000
Intangible assets, net	144,000	164,000
Equity investments in and advances to unconsolidated affiliates	2,175,000	1,941,000
Total assets	$37,465,000	$36,934,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$620,000	$487,000
Accrued liabilities	469,000	296,000
Total current liabilities	1,089,000	783,000

Deferred income taxes	639,000	639,000
Total liabilities	1,728,000	1,422,000

Shareholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 22,327,855 and 22,424,285 issued and outstanding at June 30, 2011 and December 31, 2010, respectively	223,000	224,000
Additional paid-in capital	23,538,000	23,504,000
Retained earnings	11,976,000	11,784,000
Total shareholders’ equity	35,737,000	35,512,000
Total liabilities and shareholders’ equity	$37,465,000	$36,934,000

(1)	The consolidated balance sheet as of December 31, 2010 has been prepared using information from the audited financial statements at that date.

Consolidated Income Statements (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$10,278,000	$11,221,000	$19,223,000	$22,850,000

Cost of goods sold	6,407,000	7,000,000	12,079,000	13,640,000

Gross profit	3,871,000	4,221,000	7,144,000	9,210,000

Expenses:
Selling, general and administrative	3,296,000	3,518,000	6,678,000	7,302,000
Depreciation and amortization	206,000	218,000	449,000	426,000

Income from operations	369,000	485,000	17,000	1,482,000

Other income:
Equity in income of unconsolidated affiliates	107,000	99,000	234,000	172,000
Net gain on sales of assets	-	-	41,000	-
Interest, net	9,000	5,000	15,000	15,000

Income before provision for income taxes	485,000	589,000	307,000	1,669,000

Provision for income taxes	181,000	217,000	115,000	611,000

Net income	$304,000	$372,000	$192,000	$1,058,000

Basic net income per share	$0.01	$0.02	$0.01	$0.05

Diluted net income per share	$0.01	$0.02	$0.01	$0.05

Basic weighted average shares outstanding	22,427,403	22,424,285	22,431,009	22,423,788

Diluted weighted average shares outstanding	22,427,403	22,869,037	22,431,009	23,019,380

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